UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________

FORM 8-K
___________

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2006

EDULINK, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-29953	95-4562316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1122 Coney Island Avenue, Suite 210, Brooklyn, New York	11230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(718) 947-1100

201 Wilshire Blvd., Second Floor, Santa Monica, California 90401
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

Section 1	-	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On August 10, 2006, EduLink, Inc., a Nevada corporation (“EduLink”, the “Company”, “we”, or “us”), certain EduLink Shareholders; Mega Media Group, Inc., a New York Corporation (“MMG”), and MMG Shareholders, entered into a Stock Purchase Agreement and Share Exchange (the “Merger Agreement”) pursuant to which MMG will become a wholly-owned subsidiary of the Company (the “Merger”).

On August 11, 2006 (the “Closing Date”), we acquired all of the outstanding capital stock of MMG in exchange for the issuance to the MMG Shareholders, upon the increase in the authorized capital stock, of a total number of shares of Edulink common stock, which will represent, and equate to, 90% of Edulink’s issued and outstanding common stock after the transaction is closed. Such shares will be restricted in accordance with Rule 144 of the 1933 Securities Act. As further consideration for the acquisition, on the Closing Date, Edulink obtained from a majority of its shareholders duly executed irrevocable proxies to vote their shares for a period of 120 days or until such time as 90% of EduLink’s shares are issued to the MMG Shareholders, and delivered them to MMG and its shareholders, along with the aforementioned EduLink shareholders’ share certificates to be held in escrow. Upon the closing of the Merger, MMG became a wholly-owned subsidiary of us. Upon the increase in the authorized capital stock, and issuance to the MMG Shareholders of 90% of the outstanding common stock, the former stockholders of the Company will own 10% of the issued and outstanding Common Stock of EduLink.

Section 2	-	Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets.

Overview

 On August 11, 2006, the Merger described in Item 1.01 was completed (the “Closing”). After the Closing, the Company had outstanding 1,500,000,000 shares of Common Stock, of which 745,310,596 shares of Common Stock constitutes the Company’s current “public float”. As a result of the Merger, MMG’s Shareholders became the majority shareholders of us.

Shares of our Common Stock were approved for public trading on the Over the Counter (OTC) Bulletin Board Market in November 1999 and traded under the symbol (MYIQ.OB) until May 3, 2000. The Company’s shares resumed trading on the OTC Bulletin Board on July 24, 2000 after filing a registration statement on Form 10.

Changes Resulting from the Merger

We intend to discontinue our business of web-based integrated learning content management and delivery systems. Instead, we will operate our business through our wholly-owned subsidiary MMG, which is a multi-media holding company operating its business through its wholly-owned subsidiaries, Mega Media Studios, Inc., Mega Media Records, Inc. d/b/a Skeleton Key Entertainment, Mega Media Film, Inc., Mega Media Sports Entertainment, Inc. and Echo Broadcasting Group, Inc. MMG also has a non-operating subsidiary, VSE Magazine, Inc. MMG focuses its business in mainstream entertainment and media and Russian ethnic media. We have also relocated our principal executive offices to those of Mega Media Group at 1122 Coney Island Avenue, Suite 210, Brooklyn, New York 11230, and our new telephone number is (718) 947-1100.

Under Nevada law, the Board of Directors of Edulink approved the completion of the Merger and its related transactions without stockholder approval, as Nevada Revised Statutes does not require stockholder approval from the acquiring entity in an acquisition. The Merger and its related transactions were approved by the MMG Board of Directors and the requisite number of MMG stockholders by written consent in lieu of a meeting on August 10, 2006.

Description of the Company

We were originally incorporated in Nevada in January 1994 as URREA Enterprises, Inc., a development stage company that attempted to engage in the business of extracting minerals. On October 27, 1999, EduLink merged with and into URREA in exchange for 388,800,000 shares of URREA common stock, with URREA surviving the merger. At the time, URREA had no assets or liabilities and a net asset value of $0. EduLink entered into the merger in order to achieve the value of trading its common equity on the OTC Bulletin Board, including obtaining liquidity for its shareholders. Immediately after the merger, URREA changed its name to EduLink, Inc. EduLink discontinued URREA’s mineral extraction business and engaged in the design, development and production of web-based integrated learning content management and delivery systems. Upon the effectiveness of the Merger, the Company succeeded to the business of MMG, which will be continued as its sole line of business.

Description of Business

Unless otherwise indicated or the context otherwise requires, all references below to “EduLink” or the “Company” means EduLink, Inc., Mega Media Group, Inc. and its wholly-owned subsidiaries on a combined basis after the Merger.

Overview

MMG is a multi-media holding company based in Brooklyn, New York, which commenced operations in 2004. MMG operates its business through its wholly-owned subsidiaries, Mega Media Studios, Inc., Mega Media Records, Inc. d/b/a Skeleton Key Media, Mega Media Film, Inc., Mega Media Sports Entertainment, Inc. and Echo Broadcasting Group, Inc. MMG also has a non-operating subsidiary, VSE Magazine, Inc. MMG focuses its business in mainstream entertainment and media and Russian ethnic media. These subsidiaries offer a broad range of services, including talent management, music publishing, recording, music production and distribution, video production and distribution, radio broadcasting and Russian ethnic programming. In addition to the aforementioned services, we also invest in and develop various entertainment properties, balancing acquisitions of existing media properties, such as purchasing existing recordings and publishing catalogs with an earnings history, with the development and acquisition of newer media ventures, such as mobile and new technology media projects, and signing and developing emerging musical artists. Our executive offices are in “Soho” in New York City and our recording studios, editing facilities and radio broadcast studios are in Brooklyn, New York. We currently employ over fifty professionals in our two offices, including recording and music publishing executives, professional talent managers and radio personalities.

MMG’s Products and Services and their Markets

We provide our multi-media and entertainment products and services through our wholly-owned subsidiaries. MMG’s focus is in two primary areas: (1) Mainstream Entertainment and Media, and (2) Russian Ethnic Media.

Mainstream Entertainment and Media

MMG's mission is to invest in and develop a broad range of entertainment properties, balancing acquisitions of existing media properties, such as purchasing existing recordings and publishing catalogs with an earnings history, with the development and acquisition of newer media ventures, such as mobile and new technology media projects, and signing and developing emerging musical artists. In addition to acquiring and developing both established and emerging media properties, MMG will also develop a management division to serve the needs of artists.

Russian Ethnic Media

MMG's subsidiaries, Echo Broadcasting Group and VSE Magazine, are Russian-American media companies that deliver media products that are contemporary, entertaining, fun and relevant to the ethnic Russian community in North America. Working with cutting-edge news networks and contributing staff in the entertainment and fashion industries both in the United States and the Former Soviet Union, MMG is able to deliver a unique blend of content that resonates with the "second generation" Russian mentality: distinctly American with a European flair.

MMG’S SUBSIDIARIES

Mega Media Records, Inc. d/b/a Skeleton Key Entertainment is comprised of the following divisions, including recorded music, publishing, talent management and new media ventures:

▪
Recorded Music: Skeleton Key Recordings provides a full-service forum for pop/rock, alternative and urban music artists. All the services of a major record label are provided, including funding, artist development, recording services (with access to Mega Media's recording studios), promotions, marketing, artwork creation and retail distribution.  DVD projects are also produced in-house in Mega Media's video facilities.

The record label division provides a "one-stop shopping" forum for artists, because all services of a major record label are provided in-house at MMG, including promotions, marketing, artist development and access to music recording and video facilities. MMG will also be able to provide co-publishing and management services to artists signed to MMG's record label division, enabling MMG to act as a true partner to a recording artist by actively participating in all facets of the artist's career. Mega Media Records already has an impressive roster of talent that includes rap legends Junior Mafia, platinum hip-hop producer Minnesota, R&B sensation Kenny Wray. MMG's state-of-the-art recording and editing studios in Brooklyn, and its satellite studios in mid-town Manhattan, provide a comfortable and functional setting for all MMG artists to create and record their art. MMG's goal is to acquire both established and new recording artists, balancing risk by tapping into the existing fan base of established artists while investing in unknown artists who management believes have the potential to be the superstars of tomorrow.

▪
Publishing Division: Skeleton Key Music Publishing focuses on acquiring various music properties and offers quality world-wide music administration services, which include royalty collections, accounting services, copyright registrations, song-plugging services, songwriter workshops and talent development.

o	Skeleton Key Special Projects, through its “I.D. Compilations” series, offers custom branded compilation albums to a select group of clients from the fashion, nightlife and entertainment arenas.

The publishing division will focus on acquiring various music publishing properties. Initially, we will attempt to acquire small music publishing catalogs with a demonstrated earnings history. MMG will also purchase publishing interests in recently-released and soon-to-be released individual musical compositions that show earnings potential. Finally, MMG will attempt to sign promising producer-writers and artist-writers to exclusive co-publishing agreements pursuant to which MMG will co-own all compositions written during the respective terms of such agreements and act as the exclusive administrator of the compositions subject to such agreements. The publishing division has not yet acquired any properties and there can be no assurance that it will be able to do so on terms acceptable to it or at all.

▪
Talent Management Division: Skeleton Key Urban Management and Skeleton Key Pop/Rock Management are separate divisions of Skeleton Key that provide management and career development services to artists, producers, music executives, songwriters and entertainment companies.

The management division will provide entertainment management services to writers, producers and recording artists, in addition to acting as consultants to industry executives. MMG will manage the artists signed to the record label division of MMG, as well as manage artists signed to third-party record companies. MMG will allocate most of its resources to established writers, producers and artists, but will also manage promising talent on a speculative basis. This division is still in its early stage of development.

▪	New Media:

The new media division will invest in small new media companies, such as independent ring tone and real tone aggregators. This division, engaging in perhaps the most speculative area of the music business, will focus is on identifying and investing in newly-formed music companies that are introducing important services and technologies to an industry that is rapidly changing. The traditional record industry model of delivering physical product via retail outlets such as record shops is quickly becoming a thing of the past, while digital delivery via the Internet and mobile devices will likely grow exponentially over the next few years. Neither MMG nor Mega Media Records has invested in or developed any new media technologies and there can be no assurance that it will do so.

Mega Media Film is a full-service film studio with a virtual 3D chromatic room and a 4A virtual studio. This studio is utilized to produce music videos for recording artists and multimedia projects. In addition to being used for music-based projects, Mega Media Film produces TV commercials, infomercials, and other video-related products. Mega Media Film has a talented staff of animators, visual effect designers, and editors. Mega Media Film also produces independent films and various DVD projects. The virtual 3D studio allows the production of video products at a fraction of the cost of traditional films. Most of the video products filmed today require the use of large, physical sets. This is costly and time-consuming, since actual physical labor is required along with permits, adequate on-location space and extensive personnel. Mega Media Film's graphic designers can create life-like virtual sets by using this new technology without the hassles of traditional filming.

Mega Media Studios is a multi-room, state-of-the-art, 7000 square foot facility located in Brooklyn, just minutes outside of Manhattan.  Studio A features a 96 channel Euphonix console, custom Dynaudio Munro monitors, and two large isolation booths for the ultimate accommodations in live recording.  Studio B is the perfect MIDI-based writing room with vocal booth. Mega Media Studio's personnel are experienced, professional and helpful. The studios are fully-equipped to handle projects from commencement to conclusion, and provide the perfect environment for artists to create their magic.

Mega Media Sports Entertainment specializes in the creation of instructional sports videos, taking today’s popular athletes and sports figures and producing modern, exciting and informative instructional/ fitness videos.

Echo Broadcasting, Inc. is a Russian-American entertainment and media company acquired by MMG in October 2005. Driven from within by its consumer brand - Evolution of Entertainment - Echo’s Interactive and Publishing division is contemporary, entertaining, fun and relevant to the Ethnic Russian consumers in North America.  Working with cutting-edge news networks and contributing staff in the entertainment and fashion industries both in the United States and the Former Soviet Union, Echo is able to deliver a unique blend of content that resonates with the Second Generation mentality - distinctly American with a European flair.  Echo is a media partner in many major Russian events and concerts in the New York Metropolitan Area.  Echo operates the following divisions:

▪
Interactive Division:  is an internet portal, which was launched in the summer of 2005 and is a single in-language source of information on leisure, nightlife and entertainment for the ethnic Russians in New York. VSERU makes mainstream entertainment accessible to the Russian-speaking audience, with a wide variety of features, comprehensive and searchable listings and events calendars.

▪
Radio Division: Radio VSE - 87.7FM. Debuting in 2003, Radio VSE broadcasts 24/7 has become the largest independent, commercial Russian language radio station in the New York Tri State Area. Radio VSE rapidly developed loyal listeners and has become a primary source of information for Russian-speaking New Yorkers. The current format of Radio VSE is divided into three categories - talk radio, music programming and the news, including national and international headlines, lifestyle and entertainment. Another staple of the programming is live broadcasting from Russia, Ukraine, Germany and Israel. The guest list of the talk shows ranges from politicians and governmental officials to Russian celebrities on tour in the United States. All broadcasting on Radio VSE is live, with listener participation and call-in segments. Radio VSE's portable studio and road crew are on the road daily on the streets of Little Odessa, interacting with the audience and producing entertaining live segments from NYC's hotspots.

VSE Magazine, Inc. is presently a non-operating subsidiary. VSE Magazine was operating and published in 2004 and mid-2005 but was discontinued thereafter due to market conditions and the inability to finance further publications. At this time, management intends to re-launch the magazine in late 2006 or early 2007.

Market for MMG’s Products and Services

There are two primary markets for MMG's products and services. First, MMG, through Skeleton Key Entertainment, focuses on recorded urban and pop/rock music that appeals to mainstream America. We also have plans to distribute this content abroad, depending on demand. Skeleton Key also provides music publishing and talent management services to mainstream artists, producers and songwriters. Second, MMG focuses on providing Russian-ethnic entertainment content to the Russian-American community through its popular radio station, live promotions and recorded ethnic music projects.

Mainstream Entertainment and Media

Music and entertainment is an international form of communication in every culture of the world. According to the Recording Industry Association of America’s (“RIAA”) website (http://www.riaa.com/news/marketingdata/), it is estimated that worldwide annual music sales are $40(1) billion, and US sales account for one third of that total. In addition, the market is much greater when you include management, concerts, DVD sales and publishing.

The recording industry which went through several down years of sales due to piracy has seen other revenue streams increase. In fact, this year alone sales of singles and online digital sales have resulted in an overall increase of 21 percent(2) over last year. Other new revenue streams have been opened to the industry. Ringtones have become very popular and have become and important and promising revenue stream for the industry with project annual sales of $500 million for 2005, sales for 2003 were $68 million and $245 million for 2004. Publishing income, which has seen steady growth with $493 million in 2004-an increase of 4.5% on 2003 and 19%(3) over the past five years, is expected to more the double over the next five years. DVD sales which have become an enormous profit center for the industry have had a steady increase in sales. For 2004, the sales of DVDs grew to $15.5 billion, that’s an increase of 33 percent from 2003 and consumers spent an additional $5.7 billion renting DVDs.

(1) Figures are based on research by RIAA (Recording Industry Association of America)
(2) Data from Nielsen SoundScan
(3) Publishing figures obtained from IFPI Market Research

The following charts were compiled by RIAA from its website (http://www.riaa.com/news/marketingdata/) which shows the 2005 Year end Statistics and consumer profiles for the recording industry.

THE RECORDING INDUSTRY ASSOCIATION OF AMERICA

2005 Consumer Profile

Phone: 202/775-0101 Web: www.riaa.com

	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	
Genre											
Rock	32.6	32.5	25.7	25.2	24.8	24.4	24.7	25.2	23.9	31.5	%
Rap/Hip-hop[2]	8.9	10.1	9.7	10.8	12.9	11.4	13.8	13.3	12.1	13.3	
R&B/Urban[3]	12.1	11.2	12.8	10.5	9.7	10.6	11.2	10.6	11.3	10.2	
Country	14.7	14.4	14.1	10.8	10.7	10.5	10.7	10.4	13.0	12.5	
Pop	9.3	9.4	10.0	10.3	11.0	12.1	9.0	8.9	10.0	8.1	
Religious[4]	4.3	4.5	6.3	5.1	4.8	6.7	6.7	5.8	6.0	5.3	
Classical	3.4	2.8	3.3	3.5	2.7	3.2	3.1	3.0	2.0	2.4	
Jazz	3.3	2.8	1.9	3.0	2.9	3.4	3.2	2.9	2.7	1.8	
Soundtracks	0.8	1.2	1.7	0.8	0.7	1.4	1.1	1.4	1.1	0.9	
Oldies	0.8	0.8	0.7	0.7	0.9	0.8	0.9	1.3	1.4	1.1	
New Age	0.7	0.8	0.6	0.5	0.5	1.0	0.5	0.5	1.0	0.4	
Children's	0.7	0.9	0.4	0.4	0.6	0.5	0.4	0.6	2.8	2.3	
Other[5]	5.2	5.7	7.9	9.1	8.3	7.9	8.1	7.6	8.9	8.5	
Format											
Full-length CDs	68.4	70.2	74.8	83.2	89.3	89.2	90.5	87.8	90.3	87.0	%
Full-length cassettes	19.3	18.2	14.8	8.0	4.9	3.4	2.4	2.2	1.7	1.1	
Singles (all types)	9.3	9.3	6.8	5.4	2.5	2.4	1.9	2.4	2.4	2.7	
Music videos/Video DVDs	1.0	0.6	1.0	0.9	0.8	1.1	0.7	0.6	1.0	0.7	
DVD audio	NA	NA	NA	NA	NA	1.1	1.3	2.7	1.7	0.8	
Digital Download	NA	NA	NA	NA	NA	0.2	0.5	1.3	0.9	5.7	
SACD	NA	NA	NA	NA	NA	NA	NA	0.5	0.8	1.2	
Vinyl LPs	0.6	0.7	0.7	0.5	0.5	0.6	0.7	0.5	0.9	0.7	
Age											
10-14 Years	7.9	8.9	9.1	8.5	8.9	8.5	8.9	8.6	9.4	8.6	%
15-19 Years	17.2	16.8	15.8	12.6	12.9	13.0	13.3	11.4	11.9	11.9	
20-24 Years	15.0	13.8	12.2	12.6	12.5	12.2	11.5	10.0	9.2	12.7	
25-29 Years	12.5	11.7	11.4	10.5	10.6	10.9	9.4	10.9	10.0	12.1	
30-34 Years	11.4	11.0	11.4	10.1	9.8	10.3	10.8	10.1	10.4	11.3	
35-39 Years	11.1	11.6	12.6	10.4	10.6	10.2	9.8	11.2	10.7	8.8	
40-44 Years	9.1	8.8	8.3	9.3	9.6	10.3	9.9	10.0	10.9	9.2	
45+	15.1	16.5	18.1	24.7	23.8	23.7	25.5	26.6	26.4	25.5	
Channel[6]											
Record Store	49.9	51.8	50.8	44.5	42.4	42.5	36.8	33.2	32.5	39.4	%
Other Store	31.5	31.9	34.4	38.3	40.8	42.4	50.7	52.8	53.8	32.0	
Tape/Record Club	14.3	11.6	9.0	7.9	7.6	6.1	4.0	4.1	4.4	8.5	
TV, Newspaper, Magazine Ad Or 800 Number	2.9	2.7	2.9	2.5	2.4	3.0	2.0	1.5	1.7	2.4	
Internet[7]	NA	0.3	1.1	2.4	3.2	2.9	3.4	5.0	5.9	8.2	
Digital Download	NA	NA	NA	NA	NA	NA	NA	NA	NA	6.0	
Concert	NA	NA	NA	NA	NA	NA	NA	NA	1.6	2.7	
Gender											
Female	49.1	51.4	51.3	49.7	49.4	51.2	50.6	50.9	50.5	48.2	%
Male	50.9	48.6	48.7	50.3	50.6	48.8	49.4	49.1	49.5	51.8	

Total U.S. Dollar Value

The figures below (in millions) indicate the overall size of the U.S. sound recording industry based on manufacturers' shipments at suggested list prices.

1996	$12,533.8
1997	$12,236.8
1998	$13,723.5
1999	$14,584.5
2000	$14,323.0
2001	$13,740.9
2002	$12,614.2
2003	$11,854.4
2004	$12,338.1
2005	$12,269.5

Methodology

The 2004 profile data represent a combination of data collected by Peter Hart Research and The Taylor Research & Consulting Group, Inc. The data for the period from the beginning of 2004 through the end of July 2004 were collected by Peter Hart Research, while the data from August through the end of December were gathered by The Taylor Research & Consulting Group.[1]

Data based on telephone survey of past-month music buyers. For 2005, the reliability of the data among 1,500+ past-month music buyers is +/- 2.5% at a 95% confidence level. With respect to genre, consumers were asked to classify their music purchases.

Permission to cite or copy these statistics is hereby granted as long as proper attribution is given to the Recording Industry Association of America.

[1] Calendar year 2004 data based upon a combination of survey data collected by Peter Hart Research and The Taylor Research & Consulting Group, Inc. Includes only partial-year data, as Hart did not interview during the months of March, April, June, and July of 2004. 2004 Channel data derived solely from Taylor August-December interviews.

[2] "Rap": Includes Rap and Hip-Hop.

[3] "R&B": Includes R&B, Blues, Dance, Disco, Funk, Fusion, Motown, Reggae, Soul.

[4] "Religious": Includes Christian, Gospel, Inspirational, Religious, and Spiritual.

[5] "Other": Includes Big Band, Broadway Shows, Comedy, Contemporary, Electronic, EMO, Ethnic, Exercise, Folk, Gothic, Grunge, Holiday Music House Music, Humor, Instrumental, Language, Latin, Love Songs, Mix, Mellow, Modern, Ska, Spoken word, Standards, Swing, Top-40, Trip-hop.

[6] 2005 channel data based on all purchases made, 2004 and earlier channel data based on only the first purchase made each month

[7] Internet does not include record club purchases made over the Internet or digital downloads

Russian Ethnic Media

The current estimated Russian speaking population in the United States is over 6 million, with over 1.4 million(4) residing in the New York Metropolitan Area. The present annual advertising market aimed to the Russian community in the US is at approximately $50 million according to Press Release Group. Through the last several years many national brands and major advertising agencies have acknowledged that ethnic advertising is necessary for the continued growth of product sales. In fact, many of the major advertising agencies have set up ethnic advertising divisions for this purpose. The Spanish speaking market has reached $4.5 billion in annual advertising budgets.

“The size of Russian-American population in the New York Metropolitan Area is 1,420,000 people. This market has high purchasing power, its average household income reaches $47,100 and accedes that of other ethnic groups. Average age of the Russian-speaking population is 46 years old. Average household size in the Russian-American market is 2.2 people, with high number of one-person household and high number of extended family households. 61% of Russian-speakers have at least one credit card and 69% frequently use the Internet. All mass media, including Radio, Print and Television, are quite popular among Russian-speakers. Radio and Television have highest media reach, approximately 50%-55%.” Press Release Group,

We expect the Russian advertising market to reach $450 million in the next five years. Our Russian Ethnic Media division is positioned in Radio, Print and Internet to benefit from the anticipated increase in the future advertising budgets. Presently, our Radio division has 27.7 percent market share of the Russian audience in the New York Metropolitan Area and our interactive division has up to 60,000 unique visitors per month and is only in its third month of operation.

Market

Since the metamorphosis of the Soviet Union into a more open society, North America has become home to over 6.5 million Ethnic Russians, with 1.6 million residing in the New York Tri-State area.  Today, the New York Metropolitan area is the seventh largest Russian-speaking city in the world.

All indicators show that this is one of the most affluent and rapidly growing ethnic markets in the country. Highly educated and trained, Ethnic Russian immigrants are relentless about rebuilding their lives to a higher standard than they led in the country of origin. As a result many of these immigrants have attained a high degree of success in their respective fields: medical, legal, business, research, computer programming, real estate and manufacturing. As a market it is a great, virtually unexplored consumer base, which is craving for new trends and products.

(4) Figures obtained from Press Release Group 2005 research report.

Demographics

Millions of dollars are invested annually into the advertising on the Ethnic Russian Market and here are some of the reasons why:

DEMOGRAPHICS (Continued)

•	All data based on studies conducted by the Research Institute for New Americans and the Press Release Group.

Distribution Methods for MMG’s Products and Services

Our audio and audio-visual content, both physical and digital, is currently distributed in North America through Sony/RED distribution. Our original content is broadcast via MMG's radio station, VSE Radio. Our branded compilation album projects will be distributed through our various clients' retail outlets. For non-North American distribution, we intend to enter into territory-by-territory deals for each project concerned.

Development Strategy

Our development strategy consists of aggressively negotiating with and signing known recording artists, successful producers and songwriters, acquiring income-generating publishing catalogs, signing popular talent to management contracts, increasing the radio station's profile to generate more advertising dollars, actively marketing the recording studio and video facility to other record labels and entertainment companies to generate a profit center from third party commercial projects, and doing branded compilation projects for recognizable national corporate clients to increase our profile. Our research and development is handled in-house and is treated as a general overhead cost that is not passed on to our customers.

Sales and Marketing Strategy

Our sales and marketing for all products and services is handled in a variety of ways: (1) through our Public Relations company, 5W PR, (2) through in-house marketing and promotion personnel, (3) through in-house advertising coordinators and salespeople, (4) through the marketing and promotional staff at Sony/RED, and (5) by engaging thirds party independent contractors to supplement the efforts of our in-house staff on a project by project basis.

Competition

Despite our size, we believe we are uniquely positioned to compete with major record labels and publishing companies, such as Jive Records and Bad Boy Entertainment, because of our strong executive staff and creative deal making. Our closest competitors on the recorded music side are Asylum/Warner Music Group, Fontata/Universal Music Group, Imperial/EMI and Koch Records. We believe our Radio VSE is the most popular of its kind and competes with some minor local competitors in New York.

Intellectual Property

Most of our print and radio content and original programming are proprietary and protected. We have copyrights in songs secured through our music publishing division and copyrights in master recordings secured through our recorded music divisions. We also expect that the Mega Media and Skeleton Key brands will have value beyond corporate identities so we can engage in merchandising activities.

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Please note that throughout this report, the words “we”, “our”, “us” or the “Company” refer to EduLink, Inc., Mega Media, Inc. and its wholly-owned subsidiaries.

Risks Associated with our Operations

We have a limited operating history in which to evaluate our business.

We were incorporated in Nevada in January 1994. The company has limited revenues to date and has a limited operating history upon which an evaluation of our future success or failure can be made. Current company assets may not be suitable for development to the projected forecast for 2007-2008. No assurances of any nature can be made to investors that the company will be profitable.

We have incurred significant and continuing losses and may not be able to generate revenues to sustain our operations.

We have experienced significant operating losses since we were formed in January 1994. The Company incurred net losses of approximately $2,550,305 and $1,451,841 for the years ended January 31, 2006 and 2005.

The Company will continue to have a high level of operating expenses and will be required to make significant up-front expenditures in connection with the commencement of income-generating activities (including, but not limited to, salaries of executive, marketing, engineering and other personnel). The Company expects to incur additional losses until such time as it is able to generate sufficient revenues to finance its operations and the costs of expansion. There can be no assurance that the Company will be able to generate such revenues and operate profitably.

We will require additional funds to achieve our current business strategy and our inability to obtain additional financing could cause us to cease our business operations.

Even with the proceeds from this offering, we will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant. However, at this time, we can not determine the amount of additional funding necessary to implement such plan. We intend to assess such amount at the time we will implement our business plan. Furthermore, we intend to effect future acquisitions with cash and the issuance of debt and equity securities. The cost of anticipated acquisitions may require us to seek additional financing. We anticipate requiring additional funds in order to fully implement our business plan to significantly expand our operations. We may not be able to obtain financing if and when it is needed on terms we deem acceptable. Our inability to obtain financing would have a material negative effect on our ability to implement our acquisition strategy, and as a result, could require us to diminish or suspend our acquisition strategy.

If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material negative effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

If we are unable to retain the services of our executive officers, Aleksandr Shvarts, David Kokakis, Esq., Gennady Pomeranets, CPA, and Eric Schwartz, or if we are unable to successfully recruit qualified managerial personnel and employees with experience in business and the entertainment industry, we may not be able to continue our operations.

Our success depends to a significant extent upon the continued service of our executive officers, Aleksandr Shvarts, Chief Executive Officer, David Kokakis, Esq., Chief Operating Officer, Gennady Pomeranets, CPA, Chief Fianancial Officer, and Eric Schwartz, Executive Vice President. Loss of the services of any of our executive officers could have a material adverse effect on our growth, revenues, and prospective business. We do not maintain key-man insurance on the lives of our executive officers. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial personnel and employees with experience in business and the entertainment industry. Competition for qualified individuals is intense.

There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

There may be potential liabilities associated with the Company that we were not aware of at the time of the Merger.

The Company may have liabilities that we did not discover or may have been unable to discover during our pre-acquisition investigation. Any indemnities or warranties may not fully cover such liabilities due to their limited scope, amount or duration, the financial limitations of the indemnitor or warrantor, or for other reasons. Therefore, in the event we are held responsible for the foregoing liabilities, the Company's operations may be materially and adversely affected.

Our principal stockholders, officers and directors own a controlling interest in our voting stock and investors will not have any voice in our management.

In connection with the acquisition of MMG and its wholly-owned operating subsidiaries, MMG Shareholders, including several of which are now officers and directors, will hold an aggregate of 90% of EduLink’s outstanding shares of common stock, and in the aggregate, has the right to cast 90% of the votes in any vote by our stockholders. Thus, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

▪	election of our board of directors;
▪	removal of any of our directors;
▪	amendment of our certificate of incorporation or bylaws; and
▪	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

It is likely that additional shares of our stock will be issued in the normal course of our business development, which will result in a dilutive affect on our existing shareholders.

We will issue additional stock as required to raise additional working capital in order to secure intellectual properties, undertake company acquisitions, recruit and retain an effective management team, compensate our officers and directors, engage industry consultants and for other business development activities.

If we fail to adequately manage our growth, we may not be successful in growing our business and becoming profitable.

We expect our business and number of employees to grow over the next year. We expect that our growth will place significant stress on our operation, management, employee base and ability to meet capital requirements sufficient to support our growth over the next 12 months. Any failure to address the needs of our growing business successfully could have a negative impact on our chance of success.

If we acquire or invest in other businesses, we will face certain risks inherent in such transactions.

We may acquire, make investments in, or enter into strategic alliances or joint ventures with, companies engaged in businesses that are similar or complementary to ours. If we make such acquisitions or investments or enter into strategic alliances, we will face certain risks inherent in such transactions. For example, we could face difficulties in managing and integrating newly acquired operations. Additionally, such transactions would divert management resources and may result in the loss of artists or songwriters from our rosters. We cannot assure you that if we make any future acquisitions, investments, strategic alliances or joint ventures that they will be completed in a timely manner, that they will be structured or financed in a way that will enhance our creditworthiness or that they will meet our strategic objectives or otherwise be successful. Failure to effectively manage any of these transactions could result in material increases in costs or reductions in expected revenues, or both.

“Penny Stock” rules may make buying or selling our common stock difficult.

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker- dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker-dealers to:

▪	Make a suitability determination prior to selling a penny stock to the purchaser;
▪	Receive the purchaser’s written consent to the transaction; and
▪	Provide certain written disclosures to the purchaser.

Risks Associated with the Entertainment, Media and Communications Industries

Competition from providers of similar products and services could materially adversely affect MMG’s revenues and financial condition.

The music industry in which we compete is a rapidly evolving, highly competitive and fragmented market, which is based on consumer preferences and requires substantial human and capital resources. We expect competition to intensify in the future. There can be no assurance that MMG will be able to compete effectively. We believe that the main competitive factors in the entertainment, media and communications industries include effective marketing and sales, brand recognition, product quality, product placement and availability, niche marketing and segmentation and value propositions. They also include benefits of one's company, product and services, features and functionality, and cost. Many of our competitors are established, profitable and have strong attributes in many, most or all of these areas. They may be able to leverage their existing relationships to offer alternative products or services at more attractive pricing or with better customer support. Other companies may also enter our markets with better products or services, greater financial and human resources and/or greater brand recognition. Competitors may continue to improve or expand current products and introduce new products. We may be perceived as relatively too small or untested to be awarded business relative to the competition. To be competitive, we will have to invest significant resources in business development, advertising and marketing.  We may also have to rely on strategic partnerships for critical branding and relationship leverage, which partnerships may or may not be available or sufficient. We cannot assure that it will have sufficient resources to make these investments or that we will be able to make the advances necessary to be competitive. Increased competition may result in price reductions, reduced gross margin and loss of market share. Failure to compete successfully against current or future competitors could have a material adverse effect on the Company’s business, operating results and financial condition.

We compete with other recorded music companies and music publishers to identify and sign new recording artists and songwriters who subsequently achieve long-term success and to renew agreements with established artists and songwriters. In addition, our competitors may from time to time reduce their prices in an effort to expand market share and introduce new services, or improve the quality of their products or services. We may lose business if we are unable to sign successful artists or songwriters or to match the prices or the quality of products and services, offered by our competitors. Our Publishing Division will compete not only with other music publishing companies, but also with songwriters who publish their own works. Our Recorded Music Division is to a large extent dependent on technological developments, including access to and selection and viability of new technologies, and is subject to potential pressure from competitors as a result of their technological developments. For example, our Recorded Music Division may be adversely affected by technological developments that facilitate the piracy of music, such as Internet peer-to-peer file-sharing and CD-R activity; by its inability to enforce our intellectual property rights in digital environments; and by its failure to develop a successful business model applicable to a digital online environment. It also faces competition from other forms of entertainment and leisure activities, such as cable and satellite television, pre-recorded films on videocassettes and DVD, the Internet and computer and videogames.

The speculative nature of the entertainment, media and communications industry may result in our inability to produce products or services that receive sufficient market acceptance for us to be successful.

Certain segments of the entertainment, media and communications industry are highly speculative and historically have involved a substantial degree of risk. For example, the success of a particular film, video game, program or recreational attraction depends upon unpredictable and changing factors, including the success of promotional efforts, the availability of alternative forms of entertainment and leisure time activities, general economic conditions, public acceptance and other tangible and intangible factors, many of which are beyond our control. If we complete a business combination with a target business in such a segment, we may be unable to produce products or services that receive sufficient market acceptance for us to be successful.

Due to the nature of our business, our results of operations and cash flows may fluctuate significantly from period to period.

Our net sales, operating income and profitability, like those of other companies in the music business, are largely affected by the number and quality of albums that we release, our release schedule, and, more importantly, the consumer demand for these releases. We also make advance payments to recording artists and songwriters, which impact our operating cash flows. The timing of album releases and advance payments is largely based on business and other considerations and is made without regard to the timing of the release of our financial results. We report results of operations quarterly and our results of operations and cash flows in any reporting period may be materially affected by the timing of releases and advance payments, which may result in significant fluctuations from period to period.

Changes in technology may reduce the demand for the products or services we may offer following a business combination.

The entertainment, media and communications industries are substantially affected by rapid and significant changes in technology. These changes may reduce the demand for certain existing services and technologies used in these industries or render them obsolete. We cannot assure you that the technologies used by or relied upon or produced by a target business with which we effect a business combination will not be subject to such occurrence. While we may attempt to adapt and apply the services provided by the target business to newer technologies, we cannot assure you that we will have sufficient resources to fund these changes or that these changes will ultimately prove successful.

If our products or services that we market and sell are not accepted by the public, our profits may decline.

Certain segments of the entertainment, media and communications industries are dependent on developing and marketing new products and services that respond to technological and competitive developments and changing customer needs and tastes. We cannot assure you that the products and services of a target business with which we effect a business combination will gain market acceptance. Any significant delay or failure in developing new or enhanced technology, including new product and service offerings, could result in a loss of actual or potential market share and a decrease in revenues.

The recorded music industry has been declining and may continue to decline, which may adversely affect our prospects and our results of operations.

Illegal downloading of music from the Internet, CD-R piracy, industrial piracy, economic recession, bankruptcies of record wholesalers and retailers and growing competition for consumer discretionary spending and retail shelf space may all be contributing to a declining recorded music industry. Additionally, the period of growth in recorded music sales driven by the introduction and penetration of the CD format has ended. While DVD-Audio, Dual Disc and downloadable digital files are thought to represent potential new avenues for growth, no significant new legitimate audio format has yet emerged to take the place of the CD. The value of worldwide sales fell as the music industry witnessed a decline of 4.9% from 1999 to 2000, 5.7% from 2000 to 2001, 6.7% from 2001 to 2002 and 7.6% from 2002 to 2003. Although we believe that the recorded music industry should continue to improve as evidenced by the year-over-year growth in U.S. music physical unit sales year-to-date through year-end 2004, the industry may relapse into a period of decline as witnessed from 1999 to 2003 and we cannot assure you as to the timing or the extent of any improvement in the industry. A declining recorded music industry is likely to lead to reduced levels of revenue and operating income generated by our Recorded Music business. Additionally, a declining recorded music industry is also likely to have a negative impact on our Music Publishing business, which generates a significant portion of its revenues from mechanical royalties, primarily from the sale of music in CD and other recorded music formats.

There may be downward pressure on our pricing and our profit margins.

There are a variety of factors which could cause us to reduce our prices and erode our profit margins. They are, among others, increased price competition among record companies resulting from the Universal and Sony BMG recorded music duopoly, price competition from the sale of motion pictures in DVD-Video format and videogames, the ever greater price negotiating leverage of mass merchandisers and big box retailers, the increased costs of doing business with mass merchandisers and big box retailers as a result of complying with operating procedures that are unique to their needs and the adoption by record companies of initially lower-margin formats such as Dual Disc and DVD-Audio.

Our prospects and financial results may be adversely affected if we fail to identify, sign and retain artists and songwriters and by the existence or absence of superstar releases and by local economic conditions in the countries in which we operate.

We are dependent on identifying, signing and retaining artists with long-term potential, whose debut albums are well received on release, whose subsequent albums are anticipated by consumers and whose music will continue to generate sales as part of our catalog for years to come. The competition among record companies for such talent is intense. Competition among record companies to sell records is also intense and the marketing expenditures necessary to compete have increased as well. We are also dependent on signing and retaining songwriters who will write the hit songs of today and the classics of tomorrow under terms that are economically attractive to us. Our competitive position is dependent on our continuing ability to attract and develop talent whose work can achieve a high degree of public acceptance. Our financial results may be adversely affected if we are unable to identify, sign and retain such artists and songwriters under terms that are economically attractive to us. Our financial results may also be affected by the existence or absence of superstar artist releases during a particular period. Some music industry observers believe that the number of superstar acts with long-term appeal, both in terms of catalog sales and future releases, has declined in recent years. Additionally, our financial results are generally affected by the general economic and retail environment of the countries in which we operate, as well as the appeal of our recorded music catalog and our music publishing library.

We may have difficulty addressing the threats to our business associated with home copying and Internet downloading.

The combined effect of the decreasing cost of electronic and computer equipment and related technology such as CD burners and the conversion of music into digital formats have made it easier for consumers to create unauthorized copies of our recordings in the form of, for example, CDs and MP3 files. A substantial portion of our revenue comes from the sale of audio products that are potentially subject to unauthorized consumer copying and widespread dissemination on the Internet without an economic return to us. If we fail to develop effective means of protecting our intellectual property (whether copyrights or other rights such as patents, trademarks and trade secrets) or entertainment-related products or services, our results of operations, financial position and prospects may suffer

Organized industrial piracy may lead to decreased sales.

The global organized commercial pirate trade is a significant threat to the music industry. Worldwide, industrial pirated music (which encompasses unauthorized physical copies manufactured for sale but does not include Internet downloads or home CD burning) is estimated to have generated over $4.5 billion in revenues in 2003, according to IFPI. IFPI estimates that 1.7 billion pirated units were manufactured in 2003. According to IFPI estimates, approximately 35% of all music CDs sold worldwide in 2003 were pirated. Unauthorized copies and piracy contributed to the decrease in the volume of legitimate sales and put pressure on the price of legitimate sales. They may have an adverse effect on our business.

The recorded music industry is under investigation by Eliot Spitzer, the Attorney General for the State of New York, regarding its practices in promoting its records to radio stations.

On September 7, 2004 and November 22, 2004, Eliot Spitzer, the Attorney General of the State of New York, served Warner Music Group with requests for information in the form of subpoenas duces tecum in connection with an industry-wide investigation of the relationship between music companies and radio stations, including the use of independent promoters. The investigation is pursuant to New York Executive Law §63(12) and New York General Business Law §349, both of which are consumer fraud statutes. It is too soon to predict the outcome of this investigation but it has the potential to result in changes in the manner in which the recorded music industry promotes its records, which could adversely affect our business.

If we are unable to protect our intellectual property rights competitors may be able to use our technology or intellectual property rights, which could weaken our competitive position.

We own several intellectual property assets. Our success depends in part on our ability to obtain and enforce intellectual property rights for those assets, both in the United States and in other countries. In those circumstances, we may file applications for patents, copyrights and trademarks as our management deems appropriate. We cannot assure you that these applications, if filed, will be approved, or that we will have the financial and other resources necessary to enforce our proprietary rights against infringement by others. Additionally, we cannot assure you that any patent, trademark or copyright obtained by us will not be challenged, invalidated or circumvented.

If we are alleged to have infringed on the intellectual property or other rights of third parties it could subject us to significant liability for damages and invalidation of our proprietary rights.

Our business is highly dependent upon intellectual property, a field that has encountered increasing litigation in recent years. If third parties allege that we have infringed on their intellectual property rights, privacy rights or publicity rights or have defamed them, we could become a party to litigation. These claims and any resulting lawsuits could subject us to significant liability for damages and invalidation of our proprietary rights and/or restrict our ability to publish and distribute the infringing or defaming content. There can be no assurance that we would prevail in any such litigation. If we were to lose a litigation relating to intellectual property, we could be forced to pay monetary damages and to cease the sale of certain products or the use of certain technology. Any of the foregoing may adversely affect our business.

Radio VSE leases airtime from a third party, WNYW 87.7 FM in New York, which must comply with comprehensive, complex and sometimes unpredictable federal regulations, which could have an adverse effect on our businesses if WNYW’s FCC license is revoked or not renewed and we can no longer lease airtime from WNYW.

Our broadcasting operations are dependent on leasing airtime from a third party, WNYW 87.7 FM in New York, which owns licenses from the FCC, which regulates the radio and television broadcasting industries in the United States. The radio and television broadcasting industries in the United States are subject to extensive and changing regulation by the FCC. Among other things, the FCC is responsible for the following:

-	assigning frequency bands for broadcasting;

-	determining the particular frequencies, locations and operating power of stations;

-	issuing, renewing, revoking and modifying station licenses;

-	determining whether to approve changes in ownership or control of station licenses;

-	regulating equipment used by stations; and

-	adopting and implementing regulations and policies that directly affect the ownership, operation, programming and employment practices of stations.

The FCC has the power to impose penalties for violation of its rules or the applicable statutes. While in the vast majority of cases licenses are renewed by the FCC, we cannot be sure that WNYW’s license will be renewed at the expiration date. Even if WNYW’s license is renewed, we cannot be sure that the FCC will not impose conditions or qualifications that could cause problems in our businesses or that WNYW will renew our lease for airtime.

A number of federal rules governing broadcasting have changed significantly in recent years and additional changes may occur, particularly with respect to the rules governing digital audio broadcasting, satellite radio services, multiple ownership and attribution. We cannot predict the effect that these regulatory changes may ultimately have on our operations.

The FCC has recently begun more vigorous enforcement of its indecency rules against the broadcast industry, which could have a material adverse effect on our business and our leasing airtime form WNYW.

The FCC’s rules prohibit the broadcast of obscene material at any time and indecent material between the hours of 6 A.M. and 10 P.M. Broadcasters risk violating the FCC’s indecency rules because of the FCC’s broad definition of such material, coupled with the spontaneity of live programming.

Recently, the FCC has begun more vigorous enforcement of its indecency rules against the broadcasting industry as a whole. Two Congressional committees have recently conducted hearings relating to indecency. Legislation has also been introduced in Congress that would increase the penalties for broadcasting indecent programming, and depending on the number of violations engaged in, would automatically subject broadcasters to license revocation, renewal or qualifications proceedings in the event that they broadcast indecent material. The FCC has indicated that it is stepping up its enforcement activities as they apply to indecency, and has threatened to initiate license revocation proceedings against broadcast licensees for future ‘‘serious indecency violations.’’ The FCC has found on a number of occasions recently, chiefly with regard to radio stations, that the content of broadcasts has contained indecent material. The FCC issued fines to the offending licensees. Moreover, the FCC has recently begun imposing separate fines for each allegedly indecent ‘‘utterance,’’ in contrast with its previous policy, which generally considered all indecent words or phrases within a given program as constituting a single violation.

The Communications Act provides that the FCC must renew a broadcast license if (i) the station involved has served the ‘‘public interest, convenience and necessity’’ and (ii) there have been no ‘‘serious violations’’ of the Act or FCC rules, and no ‘‘other violations’’ of the Act or rules which ‘‘taken together, would constitute a pattern of abuse.’’ If the Commission were to determine that indecency or other violations by WNYW falls within either or both of those definitions, the agency could (x) grant the license renewal applications of WNYW with burdensome conditions, such as requirements for periodic reports, (y) grant the applications for less than the full eight-year term in order to allow an early reassessment of WNYW, or (z) order an evidentiary hearing before an administrative law judge to determine whether renewal of WNYW’s license should be denied. If WNYW’s license renewal was ultimately denied, the station would be required to cease operation permanently. As a result Radio VSE would have to lease airtime from another station.

Legislation is pending in Congress which would, among other things, (i) increase very substantially the fines for indecent broadcasts, (ii) specify that all indecency violations are “serious” violations for license renewal purposes and (iii) mandate an evidentiary hearing on the license renewal application of any station that has had three indecency violations during its license term.

Management is fully aware of these risks, and believes that these are manageable risks and does not post real threats to the Company’s healthy development.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

Background on Company

Overview

Mega Media Group, Inc. commenced operations in 2004. We operate our business through several wholly-owned subsidiaries: Mega Media Film, Inc., Mega Media Studios, Inc., Mega Media Sports Entertainment, Inc., Echo Broadcasting Group, Inc., VSE Magazine, Inc. and Mega Media Records, Inc. d/b/a Skeleton Key Entertainment. These subsidiaries offer a broad range of services, including talent management, music publishing, recording, music production and distribution, video production and distribution, radio broadcasting and Russian ethnic programming. In addition to the aforementioned services, we also invest in and develop various entertainment properties, balancing acquisitions of existing media properties, such as purchasing existing recordings and publishing catalogs with an earnings history, with the development and acquisition of newer media ventures, such as mobile and new technology media projects, and signing and developing emerging musical artists. Our executive offices are in “Soho” in New York City and our recording studios, editing facilities and radio broadcast studios are in Brooklyn, New York. We currently employ over fifty professionals in our two offices, including recording and music publishing executives, professional talent managers and radio personalities.

Results of operations for the Three Months Ended April 30, 2006 Compared with the Three Months Ended April 30, 2005

Revenue

We derive revenue from sales of advertisements and program sponsorships to local advertisers, independent promotion agreements, ticket and other revenue related to special events we sponsor throughout the year and management fees from our subsidiaries. Advertising revenue is affected primarily by the advertising rates our radio stations and magazine are able to charge as well as the overall demand for radio advertising time in a market. For the three months ended April 30, 2006 our advertising revenue increased by $83,992 to $695,369 as compared to $611,377 for the three months ended April 30, 2005. Other revenue, consisting of studio services, for the three months ended April 30, 2006 have declined by $83,080 due to the restructuring and modernization of our video and recording studios.

Operating Expenses

Our significant broadcast expenses are (i) employee salaries and commissions, (ii) programming expenses, (iii) advertising and promotion expenses, (iv) rental of premises for studios, (v) rental of transmission tower space and (vi) music license royalty fees. We strive to control these expenses by centralizing certain functions such as finance, accounting, legal, human resources and management information systems and the overall programming management function.

Airlease Expenses

For the three months ended April 30, 2006 airlease expense decreased by $60,929 to $446,250 as compared to $507,179 for the three months ended April 30, 2005. The decrease is principally attributable to changing from AM to FM frequencies.

General and Administrative Expenses

Selling, General and Administrative expenses increased by $249,536 to $774,994 for the months ended April 30, 2006 from $525,458 in 2005. Selling expenses are a significant part of our expenditures and relate directly to the marketing and development of products. We anticipate similar expenditures for the foreseeable future.

Net Loss

We have a net loss of $560,079 for three months ended April 30, 2006 as compared to a net loss of $384,782 for the three months ended April 30, 2005. The increase in net loss is primarily attributable to the increase of our general and administrative expenses.

Liquidity and Capital Resources

Our Current Years Working Capital deficiency is $1,419,717.

Cash used in operating activities was $375,647 for the three months ended April 30, 2006 as compared to $274.266 during the three months ended April 30, 2005. The increase in cash used in operating activities reflects the outlays necessary to achieve the growth in revenues, which should ultimately result in positive operating cash flow.

Cash used in investing activities was $0 for the three months period ended April 30, 2006 as compared to $251,092 for the three months period ended April 30, 2005. The decrease in cash used by investing activities is primarily due to the purchase of property and equipment and the creation of master recordings that occurred during 2005.

Cash provided by financing activities was $374,612 for the three months period ended April 30, 2006 as compared to $538,577 for the three months ended April 30, 2005. The decrease in cash provided by financing activities is primarily due to the capital contributions and loans from shareholders.

Results of operations for the years ended January 31, 2006 and 2005

Revenue

We derive revenue from sales of advertisements and program sponsorships to local advertisers, independent promotion agreements, ticket and other revenue related to special events we sponsor throughout the year and management fees from our subsidiaries. Advertising revenue is affected primarily by the advertising rates our radio stations and magazine are able to charge as well as the overall demand for radio advertising time in a market. For the year ended January 31, 2006 our revenue increased by $2,516,718 to $2,598,148 as compared to $81,430 in the year ended January 31, 2005.

Operating Expenses

Our significant broadcast expenses are (i) employee salaries and commissions, (ii) programming expenses, (iii) advertising and promotion expenses, (iv) rental of premises for studios, (v) rental of transmission tower space and (vi) music license royalty fees. We strive to control these expenses by centralizing certain functions such as finance, accounting, legal, human resources and management information systems and the overall programming management function.

Selling, General and Administrative Expenses

Our Selling, General and Administrative expenses increased to $2,274,604 during the Current Year from $734,464 in 2005. Selling expenses are a significant part of our expenditures and relate directly to the marketing of products. We anticipate similar expenditures for the foreseeable future.

Operating Loss

Our operating Loss for the year ended January 31, 2006 or the “Current Year,” increased by $1,671,449 to $2,270,974 as compared to $599,525 in the year ended January 31, 2005 or the “Previous Year.” The increase is primarily related to the increase of our operating expenses.

Liquidity and Capital Resources

Our Current Year’s Working Capital deficiency is $963,754.

Cash flows used in operating activities were $1,442,438 in the Current Year as compared to $574,350 in the Previous Year. The increase in the cash used by operating activities was primarily the result of company expansion.

Cash flows used in investing activities were $1,066,596 for the year ended January 31, 2006 as compared to $523,974 for the year ended January 31, 2005. The increase in cash used by investing activities is primarily due to the purchase of property and equipment and creation of master record.

Cash flows from financing activities were $2,521,232 for the year ended January 31, 2006 as compared to $1,098,544 in previous year. The increase in cash provided by financing activities is primarily due to the capital contributions and loan from shareholders.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Corporate Information Regarding the Company and its Subsidiaries

The Company was incorporated in New York on February 3, 2004.

Mega Media Sports, Inc., Mega Media Film, Inc., VSE Magazine, Inc. and Mega Media Records, Inc., currently doing business as Skeleton Key Entertainment, were incorporated in New York on February 5, 2004.

Mega Media Sports Entertainment, Inc. was incorporated in New York on August 24, 2004.

Echo Broadcasting Group, Inc. was incorporated in New York on February 17, 2005.

The Company’s principal executive office is located at 598 Broadway, 3rd Floor, New York, New York 10012 and its office for radio, studio and technical personnel is located at 1122 Coney Island Avenue, Suite 210, Brooklyn, New York 11230. Its main telephone number is (718) 947-1100 and its web address is www.megamediagroup.com.

Employees

The Company has over fifty (50) employees.

Properties

The Company’s offices in New York City total 5,500 square feet. Its offices and studio facilities in Brooklyn, New York total 7,000 square feet. Both offices are leased for $14,000 and $11,993.00 respectively. The Company owns much of its studio and radio broadcasting equipment and leases the remainder.

Legal Proceedings

Previously we were subject to a debt collection lawsuit in the Supreme Court of New York, Kings County, filed by Progress Printing Co. alleging breach of contract for printing services for the sum of $26,034.52. The matter was recently settled for $15,000 to be paid in installments over the next four months.

Previously, we were subject to an unmeritorious lawsuit, which was ultimately dismissed, filed by Loof, Inc. ("Loof") in the United States District Court for the Eastern District of New York. On September 14, 2005, Loof filed an Amended Complaint in the United States District Court for the Eastern District of New York against BTY Development Associates, LLC ("BTY"), Lev Paukman, Anna Paukman, New Life Broadcasting Company, VSE Magazine, Inc. ("VSE"), Echo Broadcasting Group, Inc. ("Echo"), New Life Broadcasting-NYC, Inc., Russian Language Media, Inc., and Russian Language Broadcasting Corp., alleging copyright infringement, unfair competition, breach of contract, misappropriation of software, conversion, violations of New York's Business Law, trade secret infringement, and piercing of the corporate veil. The suit was dismissed in February 2006.

Neither the Company nor any of its subsidiaries is a party to any other pending legal proceedings.

Government Regulation

There are no direct governmental approvals required for our products and services. See “Risk Factors” regarding government regulations.

Directors and Executive Officers

The following table sets forth information regarding the members of the Company’s Board of Directors and its executive officers following the Closing Date. The directors listed below will serve until the next annual meeting of the Company’s stockholders.

Name	Age	Position
Aleksandr Shvarts	37	Chief Executive Officer, Director
David Kokakis, Esq.	33	Chief Operating Officer, Acting President, Director
Gennady Pomeranets, CPA	45	Chief Financial Officer
Eric Schwartz	35	Executive Vice President
Dr. Lev Paukman	64	Director

The principal occupation for the past five years (and, in some instances, for prior years) of each of our directors and officers are as follows:

Aleksandr Shvarts

Mr. Shvarts has more than fifteen years of experience in the financial community. He has implemented and supervised numerous marketing plans for public and private companies. His specialty is in forecasting and creating business strategies for start-up companies based on careful analysis of economic, political and general market conditions. Outside of the financial world, he has been involved in numerous entertainment activities, including live concerts promotions, radio programming, and video production and recording artist development. Mr. Shvarts created and implemented the overall business strategy for the Company. Mr. Shvarts is the brother of Eric Schwartz.

On November 8, 2000, Mr. Shvarts pled guilty one count of securities fraud and he also pled guilty to superseding information, charging three counts of conspiracy to commit securities fraud. The charges related to Mr. Shvarts activities at Global Equities Group, Inc. in connection with an initial public offering in 1996. Mr. Shvarts was sentenced to 41 months of imprisonment. Mr. Shvarts was released from prison on December 3, 2002. He was also required to make restitution in the amount of $837,436.80. Mr. Shvarts was also disciplined by the NASD for his role in the foregoing. Mr. Shvarts is continuing to make payments in compliance with his restitution obligations

David Kokakis, Esq.

Mr. Kokakis is an entertainment attorney who has represented major talents in the music business, including multi-platinum-selling rock acts, such as Godsmack, successful urban artists, such as Lil Bow Wow, 3LW, Blu Cantrell and Three 6 Mafia, and Grammy-winning producers and songwriters, such as Raphael Saadiq. He has developed a specialty in representing independent record companies, such as Jellybean Recordings and Pookie Entertainment, and consulting for major record labels that seek to implement new business models, including Island Def Jam and Warner Music Group. He practiced law for the past six years in the New York entertainment department of Greenberg Traurig, LLP, currently the world's largest entertainment law firm, and prior to that at a boutique entertainment law firm in New York that specialized in artist representation. He has a background in artist management, production and studio engineering, and is also an entrepreneur who owns restaurants and bars in New York City and northern New Jersey. Mr. Kokakis is responsible for overseeing business development, acquisitions and the general operations of MMG.

Gennady Pomeranets, CPA

Mr. Pomeranets is a certified public accountant with years of experience in fashion, entertainment, audio recording and video production industries. He is a graduate of Brooklyn College and practiced at Frederick Kantor & Co, CPAs, PC, LCS&Z Glickman Lutz LLP, and H.J. Berhman & Co LLP. He has been a managing director of a local New York public accounting firm with diversified clientele serving varieties of industries and communities. Mr. Pomeranets has extensive experience in entertainment industry and is currently serving as a director of September 11 Family Group Marina Gertsberg Memorial Fund Inc.

Eric Schwartz

Beginning his career as a musician, performer, and recording artist in the late '70s and early '80s, Mr. Schwartz has an in-depth knowledge of the music business. As Executive Director of Interlude Recording Studios in New York City, he successfully booked many internationally known recording artists, including Roberta Flack, Gil Goldstein, Alex Sipiagin, KRS-ONE, and Mad Lion. He also served for eleven years as Executive Producer of the renowned fifty-two person floor show at Rasputin Supper Club in Brooklyn, where his work received rave reviews from local, national and international publications. He was solely responsible for arranging and recording the scores for the shows, creating multimedia video concepts, creating conceptual designs, and the general management and production of the show. Mr. Schwartz is responsible for managing MMG's recording and media facilities, as well as programming and content for the MMG operated radio station. Mr. Schwartz is the brother of Mr. Alex Shvarts.

Dr. Lev Paukman

Dr. Paukman is one of the most distinguished members of the Russian-speaking Community of New York. Since the late 70s Dr. Paukman has practiced medicine in prestigious NY City hospitals like NY Methodist, Mt Sinai, Victory Memorial Medical Center, just to name a few. His medical research has been published in major medical journals. Despite the demanding schedule imposed by his private practice, Dr. Paukman is a committed public servant, who works tirelessly on behalf of the Ethnic Russian Community. He is an active Board Member of the United Jewish Appeal, Council of Jewish Immigrant Community Organization, Bnei Zion, and other Charitable and Civic organizations. Renown for his personal generosity and compassion to those less fortunate has received numerous awards for his relentless philanthropic activities and communal involvement. He has been an active political liaison to the Russian Community. Recently he has begun an active campaign to educate Russian community against the addictions of drugs in teenagers. In 2003 Dr. Paukman implemented his vision of creating a vehicle that would unite the Ethnic Russians of New York, be one source of information and entertainment and be a bridge between the mainstream and ethnic New Yorkers. The vision was Radio VSE.

Board of Directors Composition and Committees

Immediately following the Merger, the Company’s Board of Directors is comprised of three directors: Aleksandr Shvarts, David Kokakis, and Dr. Lev Paukman.

Director Compensation

Following the Merger, the Company may compensate non-management directors through the issuance of stock awards including, without limitation, stock options, restricted stock awards, stock grants and/or stock appreciation rights. The Company intends to make such awards pursuant to a stock option plan or employee incentive plan to be approved by the Company.

Audit Committee Financial Expert

Within 90 days of the closing of Merger, the Company will appoint an independent director to serve on the Company’s Audit Committee as an audit committee financial expert. This person shall be independent (as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act).

Executive Officer Employment Agreements

The Company has executed employment contracts with all executive officers. The term of each contract is two years and the compensation information is included below in the section entitled “Executive Compensation”.

Indemnification of Directors and Officers

As permitted by the provisions of the Nevada Revised Statutes (“NRS”), the Company has the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the Company, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, our best interest and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to our best interests, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

The Company must indemnify a director, officer, employee or agent who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer, employee or agent, against expenses actually and reasonably incurred by them in connection with the defense.

The Company may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by the Company.

The NRS also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was

•	a director, officer, employee or agent of the corporation,

•	or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises.

Such coverage may be for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the corporation has the authority to indemnify them against such liability and expenses.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to officers, directors or persons controlling our company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Executive Compensation

The following executives of the Company received compensation in the amounts set forth in the chart below for the years ended January 31, 2006, 2005 and 2004. All compensation listed is in US dollars. No other item of compensation was paid to any officer or director of the Company other than reimbursement of expenses

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
						Awards	Payouts
Name And Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Under-lying Options /SARs ($)	LTIP Payouts ($)	All Other Compensation ($)

Aleksandr Shvarts, Chief Executive Officer	2006	$42,500	0	0	0	0	0	0
	2005	$7,800	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0
Eric Schwartz, Executive Vice President	2006	$60,705	0	0	0	0	0	0
	2005	$36,450	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0
David Kokakis, Esq., Chief Operating Officer, Acting President	2006	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0
Gennady Pomeranets, CPA, Chief Financial Officer	2006	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0

Certain Relationships and Related Transactions

Aleksandr Shvarts and Eric Schwartz are brothers.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the number of shares of Common Stock beneficially owned on August 11, 2006, the Closing Date, by each person who is known by the Company to beneficially own 5% or more of the Company’s Common Stock, each of the Company’s directors and executive officers, and all of the Company’s directors and executive officers, as a group:

Name and Address	Number of Common Shares Beneficially Owned(2)		Percent of Class
Aleksandr Shvarts(1) (5) 100 Oceana Drive Brooklyn, NY 11235	754,689,404	(4)	50.31%
David Kokakis(1) 53 Horratio St., 2nd Fl NY, NY 10014	0		0%
Dr. Lev Paukman(1) 1965 Broadway, Apt. 2A NY, NY 10023	0		0%
Eric Schwartz(1) (5) 100 Oceana Drive, Apt. 6B Brooklyn, NY 11235	0		0%
Gennady Pomeranets(1) c/o Universal Accounting 328 Neptune Avenue Brooklyn, NY 11235	0		0%
Ian Rescigno (3) 605 Warwick Avenue #4 Thousand Oaks, CA 91360	328,530,941	(4)	21.90%
Michael Rosenfeld	104,698,659	(4)	5.19%
Boris Berenfeld 35 Summer Street Manchester, MA 01944	9,000,000	(4)	0.45%
Ronald Rescigno 4063 Bridgewood Lane Westlake Village, CA 91360	89,118,902	(4)	4.42%
Robert Rescigno 3562 Centerview Avenue Wantagh, NY 11793	7,500,000	(4)	0.37%
Joe Pikulski 32009 Foxmoor Court Westlake Village, CA 91362	141,000,000	(4)	6.99%
Stanley Merdinger(6) 30 West 63rd Street, Apt. 24P New York, NY 10023	10,000,000	(4)	0.50%
Natalie Merdinger(6) 30 West 63rd Street, Apt. 24P New York, NY 10023	25,000,000	(4)	1.24%
Jerry Hanley	17,152,951	(4)	0.85%
Rip Gerber	17,152,951	(4)	0.85%
Paula Cruz Takash	3,000,000	(4)	0.15%
Louis Capannelli 1759 Lanier Place, NW Washington, DC 20009	2,535,000	(4)	0.13%
All directors and executive officers as a group (5 in number)	754,689,404	(4)	50.31%

(1) The person listed is an officer and/or director of the Company.

(2) Based on 1,500,000,000 shares of common stock issued and outstanding as of August 11, 2006.

(3) Ian Rescigno is the beneficial owner of 844,592,577 shares of our common stock, of which 735,000,000 shares were awarded to him pursuant to a judgment against the company, of which 516,061,636 of those shares are unissued as they would exceed our authorized capital stock of 1,500,000,000 shares.

(4) In the Merger, MMG and its shareholders, received irrevocable proxies from a majority of the EduLink shareholders to vote 754,689,404 shares of common stock, representing 50.31% of the issued and outstanding shares of us, for a period of 120 days or until such time as the Company issues to the MMG Shareholders 90% of its outstanding shares. MMG and its shareholders designated Aleksandr Shvarts, our new Chief Executive Officer, as the authorized agent to receive such proxies. As a result of the proxies, Aleksandr Shvarts is the beneficial owner of all 754,689,404 shares of common stock for voting purposes.

(5) Aleksandr Shvarts and Eric Schwartz are brothers.

(6) Stanley Merdinger and Natalie Merdinger are husband and wife.

Description of Securities

Upon the closing of the acquisition of MMG, we are authorized to issue 1,500,000,000 shares of common stock, par value $0.001 per share, and no shares of preferred stock. We have the full 1,500,000,000 shares of common stock issued and outstanding. Since we have issued all of our authorized shares, we intend to take whatever steps are necessary to effectuate a reverse split and/or to increase our authorized shares of common stock to a number sufficient to issue to MMG Sharetockholders 90% of our issued and outstanding shares pursuant to the Agreement.

All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitled the hold thereof (a) to one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (b) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (c) to participate pro rata in any distribution of assets available for distribution upon liquidation. Holders of our common stock have no preemptive rights to acquire additional shares of common stock or any other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights.

In addition, such authorized but unissued common shares could be used by the board of directors for defensive purposes against a hostile takeover attempt, including (by way of example) the private placement of shares or the granting of options to purchase shares to persons or entities sympathetic to, or contractually bound to support, management. We have no such present arrangement or understanding with any person. Further, the common shares may be reserved for issuance upon exercise of stock purchase rights designed to deter hostile takeovers, commonly known as a “poison pill.”

Market Price of and Dividends on Our Common Equity and Related Stockholder Matters

The Company’s common stock is quoted on the Pink Sheets Electronic Quotation Service under the symbol MYIQ.

The information set forth in Item 1.01 is incorporated herein by reference.

Section 5	-	Corporate Governance and Management

Item 5.01	Changes in Control of Registrant.

On August 11, 2006, in exchange for all of the MMG common shares tendered, upon the increase in the authorized capital stock, we will issue to MMG Shareholders a total number of shares of Edulink common stock, which will represent, and equate to, 90% of EduLink’s issued and outstanding common stock after the transaction is closed. Such shares will be restricted in accordance with Rule 144 of the 1933 Securities Act. As further consideration for the acquisition, on the Closing Date, a majority of our shareholders duly executed irrevocable proxies to vote their shares for a period of 120 days or until such time as 90% of EduLink’s shares are issued to the MMG Shareholders, and delivered them to MMG and its shareholders, along with the aforementioned EduLink shareholders’ share certificates to be held in escrow.

Accounting Treatment; Change of Control. The Merger is being accounted for as a “reverse merger,” since the former stockholders of Mega Media will own a majority of the outstanding shares of the Company’s Common Stock upon the increase in the authorized stock following the Merger, and since a majority of EduLink shareholders executed and delivered to MMG and its shareholders, along with the aforementioned EduLink shareholders’ share certificates to be held in escrow, irrevocable proxies to vote their shares for a period of 120 days or until such time as 90% of EduLink’s shares are issued to the MMG Shareholders. No arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of the Company’s board of directors and, to the Company’s knowledge, no other arrangements exist that might result in a change of control in the future. As a result of the issuance of shares representing, and equating to, 90% of EduLink’s issued and outstanding common stock after the Merger upon the increase in the authorized capital stock, the execution and delivery by a majority of EduLink shareholders to MMG and its shareholders, along with the aforementioned EduLink shareholders’ share certificates to be held in escrow, duly executed irrevocable proxies to vote their shares for a period of 120 days or until such time as 90% of EduLink’s shares are issued to the MMG Shareholders, and the change in the majority of the Company’s officers and directors, a change in control occurred on the date of the consummation of the Merger. As of the time immediately following the closing, the Company continued to be a “small business issuer,” as defined under the Securities Exchange Act of 1934, as amended.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Upon closing of the Merger on August 11, 2006, the Company’s sole director and officer, Michael Rosenfeld resigned.

Upon closing of the Merger on August 11, 2006, the Company appointed the following people as directors and executive officers of Edulink:

Name	Position
Aleksandr Shvarts	Chief Executive Officer, Director
David Kokakis, Esq.	Chief Operating Officer, Acting President, Director
Gennady Pomeranets, CPA	Chief Financial Officer
Eric Schwartz	Executive Vice President
Dr. Lev Paukman	Director

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As a result of the Merger, we are changing our fiscal year end to January 31.

Item 5.06	Change in Shell Company Status.

Pursuant to the terms of the Merger, we are no longer designated as a shell company. Item 1.01 is incorporated by reference.

Section 9	-	Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Financial Statements of Mega Media, Inc. and its wholly-owned operating subsidiaries.

(b)	Pro forma financial information.

Pro Forma Financial Statements of Mega Media, Inc. and its wholly-owned operating subsidiaries.

(d)	Exhibits

Exhibit No.	Exhibits

10.1	Stock Purchase Agreement and Share Exchange dated August 10, 2006 by and among EduLink, Inc., Mega Media Group, Inc. and Mega Media Shareholders

99.1
Audited Financial Statements for the years ended January 31, 2006 and 2005 for Mega Media Group, Inc. and its wholly-owned subsidiaries; unaudited interim financial statements as of and for the period ended April 30, 2006 for Mega Media Group, Inc. and its wholly-owned subsidiaries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEGA MEDIA GROUP, INC.

Dated: August 11, 2006	By:	/s/ Aleksandr Shvarts
Name: ALEKSANDR SHVARTS
Title: Chief Executive Officer